Exhibit 23.1



                     CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Annual Report (Form 10-K) of AutoZone, Inc. of our report dated September 30, 1998, included in the 1998 Annual Report to Stockholders of AutoZone, Inc.

Our audits also included the financial statement schedule of AutoZone, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-41308) pertaining to the AutoZone, Inc. Employee Stock Purchase Plan, the Registration Statement (Form S-8 and Form S-3 No. 33-41618) pertaining to the Amended and Restated Stock Option Plan of AutoZone, Inc., the Registration Statement (Form S-8 No. 333-19561) pertaining to the AutoZone, Inc. 1996 Stock Option Plan, the Registration Statement (Form S-8 No. 333-48979) pertaining to the AutoZone, Inc. Director Compensation Plan, the Registration Statement (Form S-8 No. 333-48981) pertaining to the AutoZone, Inc. 1998 Director Stock Option Plan and the Registration Statement (Form S-3 No. 333-58565), of our report dated September 30, 1998, with respect to the consolidated financial statements and schedule of AutoZone, Inc. included or incorporated by reference in this Annual Report (Form 10-K) for the year ended August 29, 1998.


                              /s/ ERNST & YOUNG LLP


Memphis, Tennessee
November 23, 1998